Exhibit 10.53

AMENDMENT NO. 1

DEL MONTE CORPORATION

AIP DEFERRED COMPENSATION PLAN

The Del Monte Corporation AIP Deferred Compensation Plan, effective July 1, 2004 (the “Plan”) is hereby amended pursuant to Section 11.2 of the Plan effective as of January 1, 2005.

This Amendment is intended to be a good faith, interim amendment for the purposes of good faith compliance with Internal Revenue Code Section 409A (“Section 409A”) and the guidance issued thereunder, including the transition period provisions. The Plan and this Amendment may be amended in whole or in part by the end of the applicable transition period under Section 409A and applicable to all or any part of the period from January 1, 2005 until the end of the transition period. Notwithstanding this Amendment, the Plan may be administered during the transition period for Section 409A in good faith compliance with any provisions of Section 409A or the guidance thereunder or any reasonable good faith interpretation thereof.

1.

Section 3.2 is amended by adding at the end the following:

For the 2005 Plan Year, elections were made in August 2004; for the 2006 Plan Year, elections were made by December 31, 2004. Thereafter, elections were made not later than the date prior to the beginning of the Plan Year, which is the fiscal year of the Corporation.

2.

Section 3.6 is amended by treating the current section as subsection (a) and adding a new subsection (b) as follows:

(b)	A Participant’s Account Balance for purposes of elections to defer and for election of the form and timing of distributions shall be maintained in sub-accounts as follows:

(i)	Pre-2005 Plan Year Benefits. Amounts deferred and/or credited as deferred under the Plan, as in effect before July 1, 2004, prior to the 2005 Plan Year are subject to the last Plan Agreement in effect before the 2005 Plan Year.

(ii)	2005 Plan Year Benefits. Amounts deferred and/or credited as deferred for the 2005 Plan Year are subject to the last Plan Agreement accepted by the Committee in August 2004.

(iii)	2006 Plan Year Benefits. Amounts deferred and/or credited as deferred for the 2006 Plan Year are subject to the last Plan Agreement accepted by the Committee by December 31, 2004.

(iv)	2007 and After Plan Year Benefits. Amounts deferred and/or credited as deferred for the 2007 Plan Year are subject to the last Plan Agreement accepted by the Committee no later than the last day of the 2006 Plan Year and amounts for each succeeding Plan Year are subject to a Plan Agreement accepted by the Committee no later than the last day of the immediately preceding Plan Year.

3.

Article 3 is amended by adding a new subsection, Section 3.9, as follows:

3.9	Election of Payment. At the time of any election made under Section 3.2 for a Plan Year, a Participant shall also designate the form of payment to be made in the event of Retirement or Disability. In the event of death or Termination of Employment prior to Retirement or Disability, the form of payment is a lump sum amount. All payments are made in shares of Common Stock, subject to Section 14.3 regarding payment of taxes.

4.

Article 3 is amended by adding a new subsection, Section 3.10, as follows:

3.10 Delay for Key Employees. Notwithstanding any other provisions of this Plan, if a Participant is a “specified employee”, as determined under Internal Revenue Code Section 409A(a)(2)(B)(i) with respect to the Corporation and its affiliates, and payment is made on account of the Participant’s termination of employment, the payment date shall be delayed to a date that is six months after the date of such termination of employment. Any payments that would have been made during the six-month delay shall be accumulated and paid on the first business day of the seventh month after the date of such event. As permitted under Code Section 409A, this delay shall not apply to any payment under a domestic relations order or for payment of taxes or such other event as may be provided in regulation and guidance issued by the Internal Revenue Service.

5.

Section 4.2 is amended by deleting such section.

6.

Except as specifically amended herein, the terms of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 1 to be adopted by the Compensation and Benefits Committee of the Board of Directors of Del Monte Corporation and executed by its duly designated officer.

DEL MONTE CORPORATION

By:	/s/ Mark J. Buxton
Mark J. Buxton
Vice President, Human Resources

Date of Signing: December 14, 2006

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